   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999
                                                      Registration No. 333-33523
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             -------------------

                        POST-EFFECTIVE AMENDMENT NO. 2
                                      TO
                                   FORM S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             -------------------

                      ARDIS TELECOM & TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its charter)


          Delaware                                75-2801677
(State or other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)



     8100 Jetstar Drive, Suite 100, Irving, Texas 75063 (972) 929-1920 (Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)

                             -------------------

                                ROGER D. BRYANT
                     President and Chief Executive Officer
                       ARDIS Telecom & Technologies, Inc.
                         8100 Jetstar Drive, Suite 100
                              Irving, Texas  75063
                                 (972) 929-1920

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -------------------

                                   COPY TO:
                           WILLIAM L. RIVERS, ESQ.
                              Arter & Hadden LLP
                         1717 Main Street, Suite 4100
                             Dallas, Texas  75201
                                (214) 761-2100

                             -------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the effective date of this registration statement.

                             -------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement (file no. 333-33523) was originally filed by Canmax Inc., a Wyoming corporation. On February 1, 1999, we reincorporated in the State of Delaware by merging into ARDIS Telecom & Technologies, Inc., a Delaware corporation formed as a wholly-owned subsidiary of Canmax Inc. to effect the reincorporation. Pursuant to the requirements of Rule 414(d) of the Securities Act of 1933, as amended, we hereby expressly adopt this registration statement as our own for all purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

PROSPECTUS

                              863,364 Shares

                     ARDIS TELECOM & TECHNOLOGIES, INC.

                               Common Stock

                             -------------------

     ARDIS Telecom & Technologies is a young telecommunications company that currently provides prepaid long distance services. We intend to provide additional telecommunications products and services to our customers in the future. This prospectus relates to the offer and sale from time to time of up to 863,364 shares of our common stock by the stockholders named in this prospectus. We will not receive any proceeds from the sale of these shares. However, the expenses incurred in registering the shares of common stock by this prospectus, including legal and accounting fees, will be paid by us.

     Our common stock is not listed on any exchange or The Nasdaq Stock Market, nor is it frequently traded; however, trades are reported on the OTC Bulletin Board under the symbol "RDST." On April 29, 1999, the last reported sales price for the common stock was $0.48 per share.

     Our principal executive offices are located at 8100 Jetstar Drive, Suite 100, Irving, Texas 75063 and our telephone number is (972) 929-1920.

                             -------------------

     Some of the factors that make this offering speculative or risky are:

     -     our experience in the telecommunications industry is limited;
     - we have had a history of operational losses and expect our losses to continue; and
     - our stockholders will face liquidity problems when they seek to sell their shares.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR ADDITIONAL INFORMATION CONCERNING THESE AND OTHER FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

                             -------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -------------------







               THE DATE OF THIS PROSPECTUS IS APRIL _____, 1999.

     IF IT IS AGAINST THE LAW IN ANY STATE TO MAKE AN OFFER TO SELL THE SHARES, OR TO SOLICIT AN OFFER FROM SOMEONE TO BUY THE SHARES, THEN THIS PROSPECTUS DOES NOT APPLY TO ANY PERSON IN THAT STATE, AND NO OFFER OR SOLICITATION IS MADE BY THIS PROSPECTUS TO ANY SUCH PERSON.

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.

                              TABLE OF CONTENTS

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Cautionary Note Regarding Forward-Looking Statements . . . . . . . . . .  6
Where You Can Find More Information. . . . . . . . . . . . . . . . . . .  6
About ARDIS Telecom & Technologies . . . . . . . . . . . . . . . . . . .  7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

                                 RISK FACTORS

     AN INVESTMENT IN SHARES OF OUR COMMON STOCK IS RISKY. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE REMAINDER OF THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE PURCHASING SHARES OFFERED BY THIS PROSPECTUS.

AS A COMPANY, OUR EXPERIENCE IN THE TELECOMMUNICATIONS INDUSTRY IS LIMITED.

     We commenced our telecommunications business in early 1998. This relative lack of experience means that our business will have numerous personnel, operational, financial, regulatory and other risks not faced by more experienced competitors.

     In January 1998, we purchased USCommunication Services, Inc., a small provider of telecommunication and internet products and services, including prepaid calling cards, public internet access kiosks and pay telephones. This acquisition proved unsuccessful and, effective May 27, 1998, we entered into an agreement with the former owners of USC to rescind the transaction. Prior to our entry into the telecommunications industry, we were engaged in the retail automation software business. Accordingly, we have not demonstrated an ability to sell prepaid calling cards or other telecommunications products or services at a commercially viable level. Our survival in this industry will depend upon our ability to enhance our current products and to develop or obtain from third-party suppliers new products that keep pace with technological developments, respond to evolving end-user requirements and achieve market acceptance. Any failure by us to anticipate or respond adequately to technological developments or end-user requirements or any delays in product development, acquisition or introduction, would adversely affect our business and financial condition. There can be no assurance that we will be able to successfully remain in the telecommunications market as currently planned.

WE HAVE A LIMITED STAFF, ONLY SOME OF WHOM HAS SIGNIFICANT EXPERIENCE IN THE TELECOMMUNICATIONS INDUSTRY.

     We are currently dependent upon the personal efforts and abilities of our four executive officers, only some of whom have any significant experience in the telecommunications industry. Although we intend to leverage our prior relationships in the convenience store and retail petroleum industries, we must recruit and retain management and technical personnel from within the telecommunications industry in order to succeed. Competition for such personnel is intense and no assurance can be given that we will be able to recruit and retain such personnel. Our longevity will depend on our ability to recruit and retain management and technical personnel experienced in the telecommunications industry.

WE HAVE HAD A HISTORY OF OPERATIONAL LOSSES AND EXPECT OUR LOSSES TO CONTINUE.

     For the year ended October 31, 1998, we recorded net losses from continuing operations of approximately $2.6 million on revenues from continuing operations of approximately $2.2 million. These losses were primarily attributable to our unsuccessful acquisition of USC and a one time charge of approximately $1.2 million incurred in connection with the disposition of USC. Our revenues from the telecommunications business (other than revenues derived through USC) for the year ended October 31, 1998 were $1.5 million with associated costs and expenses of $2.5 million, resulting in net losses of $1.0 million. Until we substantially increase our distribution network and customer base, we expect to continue to experience losses. Our estimates of the periods of time in which we expect to continue to operate at a net loss, experience negative cash flow and not generate taxable income are forward-looking statements that involve risks and uncertainties. Actual results could vary materially as a result of a number of factors, including those set forth in this Risk Factors section.

IF WE ARE UNABLE TO OVERCOME THE RISKS INHERENT IN EXPANSION, OUR BUSINESS WILL FAIL.

     We intend to expand our distribution of prepaid calling cards and gradually expand into the provision of other telecommunications products and services. However, we have a limited operating history upon which an evaluation of our prospects in this industry can be based. In addition, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, we must, among other things:

     -    respond to competitive developments;

     -    attract, retain and motivate qualified personnel;

     -    succeed in our marketing efforts; and

     -    upgrade our products, services and technologies.


We cannot assure you that we will be successful in addressing the risks we face or that we will be successful in our proposed expansion activities. The failure to do so would have a material adverse effect on our business and financial condition.

WE WILL NEED ADDITIONAL CAPITAL TO PURSUE OUR BUSINESS OBJECTIVES.

     The development of our business and the expansion of our customer base and product offerings will require significant capital. As of January 31, 1999, we had approximately $2.3 million cash primarily as a result of our sale of our software business. In addition, we are entitled to receive up to an additional $3.625 million in cash proceeds over the next year from the sale of our software business, depending upon the revenues of that business in 1999. Although we believe our cash resources should be sufficient through October 31, 1999, we will need additional capital to continue our business if we fail to achieve sufficient cash flow from operations within that period. Historically, we have been funded by issuances of equity securities, loans from shareholders and other borrowings. There can be no assurance that these sources of financing will be available to us in the future or, if available, that they will be on terms acceptable to management. If we are unable to obtain or generate capital to pursue our business objectives, we will fail.

OUR STOCKHOLDERS WILL FACE LIQUIDITY PROBLEMS WHEN THEY SEEK TO SELL THEIR
SHARES.

     We currently do not meet the requirements to list our common stock on a national securities exchange or on either the Nasdaq National Market or SmallCap Market. The common stock trades only in the over-the-counter market with certain such trades reported on the NASD's OTC Bulletin Board. As a result, selling our shares may be more difficult because smaller quantities of shares may be bought and sold, transactions may be delayed and security analysts' coverage of us may be reduced. These factors may make it difficult or impossible for you to sell shares in a timely manner, if at all.

     In addition, the Securities and Exchange Commission defines our stock as a "penny stock" because it has a market price of less than $5.00 per share. Consequently, a broker/dealer must make a special suitability determination for the prospective purchaser and have received the purchaser's written consent to the transaction prior to the sale. The "penny stock" rules may adversely affect the ability of broker/dealers to sell our shares and may adversely affect your ability to sell the shares in the secondary market.

WE ARE CURRENTLY DEPENDENT ON ONLY A SINGLE SOURCE OF SUPPLY.

     Currently, PT-1 Communications, Inc. supplies all of the telecommunications products and services (principally prepaid calling cards) resold by us. Although we believe that we have a favorable arrangement with PT-1 for the provision of telecommunications products and services, we cannot guarantee that the rates and services provided to us by PT-1 will remain competitive within the industry. We believe that consumers in this market are extremely price sensitive and, as a result, there is little, if any, customer loyalty. Accordingly, we believe our ability to remain in this industry is dependent upon offering competitive prices. Further, although we believe that multiple other suppliers are available to meet our needs at competitive rates and expect that such availability will continue in the foreseeable future, we are unable to guarantee the continuing availability of such alternative sources. If we are required to transition to one or more new suppliers, either because we are unsuccessful in negotiating additional favorable rates with PT-1 or because PT-1 is unwilling or unable to provide us with telecommunications products and services for resale, our operations could be disrupted and our business could be adversely affected.

WE MUST MANAGE SIGNIFICANT GOVERNMENT REGULATION IF OUR BUSINESS IS TO
SUCCEED.

     Businesses offering prepaid calling cards, such as ours, are subject to federal and state governmental regulations. At the federal level, the industry is regulated by the Federal Telecommunications Commission, while at the state level, telecommunication providers are subject to regulation by various state agencies. Federal regulations require that long distance telephone service providers maintain both domestic interstate and international tariffs that contain their effective rates and terms and conditions of service. Intrastate long distance telecommunication service providers are also subject to various state regulations, which typically require prior state certification, notification and registration and tariff approval. Generally, companies offering such services must obtain and maintain certificates of public convenience and necessity from state regulatory authorities in each state which they offer service and file tariffs and obtain tariff approval prior to providing intrastate telecommunication services. PT-1 is responsible for all tariff and other regulatory filings with regard to the prepaid calling cards purchased by us. Therefore, we have not made separate tariff filings for the long distance services. However, as we proceed with establishing our own long distance telephone platform, we will need to obtain appropriate state and federal regulatory approvals prior to offering other telecommunications products or services.

OUR MARKET IS EXTREMELY COMPETITIVE.

     The telecommunications industry is highly competitive. Specifically, the prepaid calling card business is a rapidly growing segment of the telecommunications industry with relatively low barriers to entry. We believe that additional competitors, including internet-based service providers, will be attracted to the prepaid calling card market. Additional competition may result in significant pressures on pricing. There can be no assurance that competition from existing or new competitors will not have a material adverse effect on our business or financial condition, or that we will be able to compete successfully in the future.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "except," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they:

     -    discuss our future expectations;

     - contain projections of our future operating results or financial condition; or

     -    state other "forward-looking" information.

     We believe it is important to communicate certain of our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this prospectus, as well as any other cautionary language included herein, provide examples of risks, uncertainties and events that may cause our actual results to suffer materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of any of the events described in the Risk Factors section and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Our SEC filings are also available to the public over the Internet on the SEC's website at http:\\www.sec.gov. All of our SEC filings for periods prior to February 1, 1999 were filed under the name Canmax Inc. On February 1, 1999, we changed our name to ARDIS Telecom & Technologies, Inc. and reincorporated under Delaware law.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is a part of this prospectus and will automatically be updated and superseded by the information we later file. We incorporate by reference the documents listed below and any future filings we made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     -    Annual Report on Form 10-K for the fiscal year ended October 31, 1998.

     -    Amendment to Annual Report on Form 10-K/A filed on February 9, 1999.

     - Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 1999.

     -    Current Report on Form 8-K filed December 22, 1998.

     - The description of the common stock included in the Company's registration statement on Form 10 filed on January 6, 1994.

     You may request a copy of these filings and future filings, at no cost, by writing or calling us at the following address and phone number:

                      ARDIS TELECOM & TECHNOLOGIES, INC.
                        8100 Jetstar Drive, Suite 100
                             Irving, Texas 75063
                             Tel:  (972) 929-1920
                            Attn:  Roger D. Bryant

                      ABOUT ARDIS TELECOM & TECHNOLOGIES

     On February 1, 1999, Canmax Inc. merged into its wholly owned subsidiary, ARDIS Telecom & Technologies, Inc., to effect its reincorporation under Delaware law. As a result of the reincorporation merger, Canmax Inc. became ARDIS Telecom & Technologies, Inc., a corporation organized under Delaware law.

     ARDIS Telecom & Technologies, Inc. currently provides prepaid long distance services to individuals and small businesses. We also expect to enter other segments of the telecommunications industry such as dial tone and supporting hardware services and prepaid enabling hardware and cellular services. Our entry into these additional industry segments will be dictated by our development and capabilities in these areas and market factors. See "Risk Factors" for a discussion of the numerous risks associated with our expansion into these industry segments.

     Our prepaid long distance services are currently being offered across a system maintained by PT-1. We believe that our agreement with PT-1 provides favorable pricing to us and allows us to compete on a global basis in the prepaid telecommunications market. We expect to leverage our experience in the retail software industry with our telecommunications operations to allow us to offer point-of-sale activations for our prepaid telecommunications products.

     Prior to December 7, 1998, our company, through our wholly-owned subsidiary, Canmax Retail Systems, Inc., developed and provided enterprise-wide technology solutions to the convenience store and retail petroleum industries. On December 7, 1998, we sold our software business to Affiliated Computer Services, Inc. for an initial payment of $4,000,000 and contingent payments of up to $3,625,000. As a result of the sale of our software business, we no longer operate in this industry.

     Our principal executive offices are located at 8100 Jetstar Drive, Suite 100, Irving, Texas 75063, and our telephone number is 972-929-1920.



                                USE OF PROCEEDS

     The selling stockholders will receive all of the net proceeds from the sale of their shares. Accordingly, we will not receive any proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

     On April 29, 1997, Founders Equity Group, Inc. entered into an agreement with Electronic Data Systems Corporation whereby Founders purchased from EDS 863,364 shares of our common stock. In connection with such acquisition, we granted certain registration rights to Founders and subsequent holders of such shares. On December 9, 1998, Founders sold the 863,364 shares of common stock to certain of its employees in a private transaction. These employees are the selling stockholders under the prospectus.

     The selling stockholders named in the next table have advised us that they may from time to time, offer all, some or none of the shares shown next to their name at the prices then prevailing in the over-the-counter market or in an isolated transaction, at negotiated prices, with institutional or other investors. Therefore, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon or prior to termination of this offering. Selling stockholders who are natural persons have advised us that they have sole voting and investment power with respect to their shares of common stock.

     The selling stockholders are offering, by this prospectus, an aggregate of 863,364 shares of common stock. As of April 8, 1999, 6,861,005 shares of common stock were outstanding.

                                           BEFORE SALE
                                   -------------------------
NAME OF SELLING STOCKHOLDERS         NUMBER          PERCENT   SHARES OFFERED
------------------------------     ----------        -------   --------------
 Scotty D. Cook                    510,000(1)          7.2%        510,000

 Thomas J. Spackman, Jr.           169,000             2.5%        169,000

 Donald F. Moorehead               380,000(2)          5.4%        180,000

 George O. Moorehead               289,000(3)          4.1%         89,000

 Diana Crone                        10,000              *           10,000

 Mary Whittemore                    10,000              *           10,000

 John Curran                        10,000              *           10,000

 Aspen Partners, Inc.                6,000              *            6,000

 Susan M. Wolf                      10,000              *           10,000

 Stacia Goad                         3,364              *            3,364

 Karen Stern-Wildberg                6,000              *            6,000

 Norma Stachura                     10,000              *           10,000

 Evelyn Moorehead                   10,000              *           10,000

 Evan Moorehead                     10,000              *           10,000

 Donald P. Moorehead                10,000              *           10,000

 Carol Moorehead                    10,000              *           10,000

 Karen Carpenter                    10,000              *           10,000

*    Less than one percent.

----------------
(1) Includes 200,000 shares issuable upon the conversion of presently convertible notes calculated based upon the closing price of our stock in April 8, 1999.

(2) Includes 200,000 shares issuable upon the conversion of presently convertible notes calculated based upon the closing price of our stock in April 8, 1999 held by the Don and Shelley Moorehead Charitable Trust, of which Mr. Moorehead serves as a trustee.

(3) Includes 200,000 shares issuable upon the conversion of presently convertible notes calculated based upon the closing price of our stock in April 8, 1999 held by the George and Nancy Charitable Trust, of which Mr. Moorehead serves as a trustee.

                              PLAN OF DISTRIBUTION

     The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees or transferees, or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

     The selling stockholders may offer their shares at various times in one or more of the following transactions:

     - in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

     - in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

     - in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock, if any;

     - in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

     -    in privately negotiated transactions;

     -    in transactions to cover short sales; or

     -    in a combination of any of the foregoing transactions.

     From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

     A selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

     A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

     The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

     If a selling stockholder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

     We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

     Under our registration rights agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel to the selling stockholders.

     We have agreed to indemnify the selling stockholders and any underwriters, brokers, dealers or agents and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act.

     It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prices for the common stock.

     This offering by any selling stockholder will terminate on the date specified in the selling stockholder's registration rights agreement with us or, if earlier, on the date on which the selling stockholder has sold all of his shares.


                                    EXPERTS

     The consolidated financial statements of ARDIS Telecom & Technologies, Inc. as of and for the year ended October 31, 1998 appearing in our Annual Report on Form 10-K/A and incorporated herein by reference have been audited by King, Griffin & Adamson P.C. in reliance upon the report of such firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at October 31, 1997, and for each of the two years in the period ended October 31, 1997, as set forth in their report included in our Annual Report on Form 10-K/A for the year ended October 31, 1998, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

     For purposes of this offering, Arter & Hadden LLP, Dallas, Texas has given its opinion as to the validity of the shares offered by the selling stockholders.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

SEC registration fee. . . . . . . . . . . . . . . . . . . . . . .  $      630
Accounting fees and expenses. . . . . . . . . . . . . . . . . . .       5,000
Legal fees and expenses (not including Blue Sky). . . . . . . . .      18,000
Printing and engraving expenses . . . . . . . . . . . . . . . . .       1,500
Registrar and transfer agent's fees . . . . . . . . . . . . . . .         250
Blue Sky fees and expenses (including counsel fees) . . . . . . .       1,500
Miscellaneous expenses. . . . . . . . . . . . . . . . . . . . . .           0
                                                                   ----------
          Total . . . . . . . . . . . . . . . . . . . . . . . . .  $   26,880
                                                                   ----------
                                                                   ----------

-----------------

ITEM 15.  Indemnification of Directors and Officers.

     Our certificate of incorporation eliminates the liability of our directors to the Company or its stockholders, except for liabilities relating to any breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, transactions from which a director derives improper personal benefits and other liabilities.

     Our by-laws provide for the indemnification of an individual made a party to any proceeding because he or she is a director, officer, employee or agent against liability incurred in the proceeding if (i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed that his or her conduct was in or at least not opposed to the best interest of the Company; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be committed to directors or persons controlling the Company, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and it is therefore unenforceable.

ITEM 16.  Exhibits.

     (a)  Exhibits

     The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report or registration statement, such report or registration statement is identified in parentheses. See the Index of Exhibits included with the exhibits filed as part of this Registration Statement.

EXHIBIT NO.                     DESCRIPTION OF EXHIBIT
     2.1    Agreement and Plan of Merger dated as of January 30, 1998, among
            Canmax Inc., CNMX MergerSub, Inc. and USCommunications Services,
            Inc. (filed as Exhibit 2.1 to Form 8-K dated January 30, 1998 (the
            "USC 8-K"), and incorporated herein by reference)

     2.2 Rescission Agreement dated June 15, 1998 among Canmax Inc., USC and former principals of USC (filed as Exhibit 10.1 to Form 8-K dated
            January 15, 1998 (the "USC Rescission 8-K"), and incorporated herein by reference).

     2.3    Asset Purchase Agreement by and among Affiliated Computer Services,
            Inc., Canmax and Canmax Retail Systems, Inc. dated September 3,
            1998 (filed as Exhibit 10.1 to Canmax's Form 8-K dated December 7,
            1998 and incorporated herein by reference).

                                       11

     3.1    Certificate of Incorporation of ARDIS Telecom and Technologies,
            Inc. (filed as Exhibit 3.3 to the Company's Annual Report on Form
            10-K for the year ended October 31, 1998 (the "1998 Form 10-K") and incorporated herein by reference).

     3.2 Bylaws of ARDIS Telecom & Technologies, Inc. (filed as Exhibit 3.4 to the 1998 Form 10-K and incorporated herein by reference)

     4.1    Registration Rights Agreement between Canmax and the Dodge Jones
            Foundation (filed as Exhibit 4.02 to Canmax's Quarterly Report on
            Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference)

     4.2    Registration Rights Agreement between Canmax and Founders Equity
            Group, Inc. (filed as Exhibit 4.02 to Canmax's Quarterly Report on
            Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference)

     4.3    Amended Stock Option Plan (filed as Exhibit 4.3 to the 1998 Form
            10-K and incorporated herein by reference)

     5.1* Opinion of Arter & Hadden LLP regarding legality of securities being offered

     23.1* Consent of Arter & Hadden LLP (included in a part of its Opinion filed as Exhibit 5.1 hereto)

     23.2*  Consent of King, Griffin & Adamson P.C., independent auditors

     23.3*  Consent of Ernst & Young LLP

     24.1** Power of Attorney

*    Filed herewith.

**   Previously filed.

     (b)  Financial Statement Schedules

     Schedules have been omitted because they are either not applicable or the required information has been disclosed in the financial information or notes thereto.

ITEM 17.  Undertakings.

     (a)  RULE 415 OFFERING.  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Canmax's Articles of Incorporation, Bylaws, both as amended, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (i)  RULE 430A.  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 30th day of April, 1999.

                                    ARDIS Telecom & Technologies, Inc.


                                    By:  /s/ Roger D. Bryant
                                         --------------------------------------
                                         Roger D. Bryant,
                                         Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on the 30th day of April, 1999, by the following persons in the capacities indicated:

Signatures                             Title
----------                             -----
                                       Chief Executive Officer, President and Director
/s/ Roger D. Bryant                    (PRINCIPAL EXECUTIVE OFFICER)
-------------------------------
Roger D. Bryant


/s/ Debra L. Burgess                   Chief Operating Officer, Chief Financial Officer,
-------------------------------        Executive Vice President and Director,
Debra L. Burgess                       (PRINCIPAL FINANCIAL OFFICER and PRINCIPAL ACCOUNTING OFFICER)



-------------------------------        Director
Nick DeMare



-------------------------------        Director
Robert M. Fidler



/s/ Thomas Rinehart*                   Director
-------------------------------
Thomas Rinehart



*By:   /s/ Roger D. Bryant
       ----------------------------
Name:  Roger D. Bryant
       ----------------------------
       Agent and Attorney-in-fact

                               INDEX TO EXHIBITS

EXHIBIT NO.                     DESCRIPTION OF EXHIBIT
     2.1    Agreement and Plan of Merger dated as of January 30, 1998, among
            Canmax Inc., CNMX MergerSub, Inc. and USCommunications Services,
            Inc. (filed as Exhibit 2.1 to Form 8-K dated January 30, 1998 (the
            "USC 8-K"), and incorporated herein by reference)

     2.2 Rescission Agreement dated June 15, 1998 among Canmax Inc., USC and former principals of USC (filed as Exhibit 10.1 to Form 8-K dated
            January 15, 1998 (the "USC Rescission 8-K"), and incorporated herein by reference).

     2.3    Asset Purchase Agreement by and among Affiliated Computer Services,
            Inc., Canmax and Canmax Retail Systems, Inc. dated September 3,
            1998 (filed as Exhibit 10.1 to Canmax's Form 8-K dated December 7,
            1998 and incorporated herein by reference).

     3.1    Certificate of Incorporation of ARDIS Telecom and Technologies,
            Inc. (filed as Exhibit 3.3 to the Company's Annual Report on Form
            10-K for the year ended October 31, 1998 (the "1998 Form 10-K") and incorporated herein by reference).

     3.2 Bylaws of ARDIS Telecom & Technologies, Inc. (filed as Exhibit 3.4 to the 1998 Form 10-K and incorporated herein by reference)

     4.1    Registration Rights Agreement between Canmax and the Dodge Jones
            Foundation (filed as Exhibit 4.02 to Canmax's Quarterly Report on
            Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference)

     4.2    Registration Rights Agreement between Canmax and Founders Equity
            Group, Inc. (filed as Exhibit 4.02 to Canmax's Quarterly Report on
            Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference)

     4.3    Amended Stock Option Plan (filed as Exhibit 4.3 to the 1998 Form
            10-K and incorporated herein by reference)

     5.1* Opinion of Arter & Hadden LLP regarding legality of securities being offered

     23.1* Consent of Arter & Hadden LLP (included in a part of its Opinion filed as Exhibit 5.1 hereto)

     23.2*  Consent of King, Griffin & Adamson P.C., independent auditors

     23.3*  Consent of Ernst & Young LLP

     24.1** Power of Attorney

*    Filed herewith.

**   Previously filed.